Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Registration Nos. 333-119372, 333-119226, 333-88649, 333-58093, 333-26905, 333-04895, 333-04903, 333-48231 and 333-160947) and in the Registration Statements on Forms S-3 (Registration Nos. 333-54090 and 333-98355) of America Service Group Inc. of our report dated March 3, 2009, except for Note 6, as to which the date is March 2, 2011, with respect to the consolidated statements of operations, changes in stockholders’ equity and cash flows of America Service Group Inc. for the year ended December 31, 2008 and schedule of America Service Group Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ ERNST & YOUNG LLP
Nashville, Tennessee
March 2, 2011